hibit 3.3 Certificate of Correction

            State Seal                       ROSS MILLER

                            Secretary of State
                            204 North Carson Street, Ste 1
                            Carson City, Nevada, 89701-4299
                            (775) 684 5708

            CERTIFICATE OF CORRECTION
                (PURSUANT TO NRS 78, 78A, 80, 81,
                82, 84, 86, 87, 88, 88A, 89 AND 92A)

1.	THE NAME OF THE ENTITY FOR WHICH CORRECTION IS BEING MADE:
SURAJ VENTURES, INC.

2.	DESCRIPTION OF THE ORIGINAL DOCUMENT FOR WHICH CORRECTION IS BEING MADE:

ARTICLES OF INCORPORATION

3.	FILING DATE OF THE ORIGINAL DOCUMENT FOR WHICH CORRECTION IS BEING MADE: 01/18/2007

4.	DESCRIPTION OF THE INACCURACY OR DEFECT.

The second sentence of Article IV (i) inaccurately stated that the initial board of directors consists of one member, and (ii) is defective in that it fails to provide a means by which the number of directors of the Corporation can be changed.

5.	CORRECTION OF THE INACCURACY OR DEFECT.

Please correct the inaccuracy and defect described above by deleting, in its entirety, the second sentence of Article IV as originally filed, and substituting the following sentence in its place and stead:

The initial board of directors shall consist of two (2) members and, provided that the number of directors may not be set at less than one (1) nor more than seven (7), the number of directors may be changed from time to time by the board of directors in accordance with the BYLAWS of the Corporation.

6.	SIGNATURE:

X SUJIT SINGH GILL President & Director July 20, 2007
AUTHORIZED SIGNATORY TITLE DATE